news release

Encana Completes Sale of Its Piceance Natural Gas Assets

Calgary, Alberta (July 26, 2017) TSX, NYSE: ECA

Encana Corporation (Encana) announced today that its wholly-owned subsidiary, Encana Oil & Gas (USA) Inc., has completed the previously announced sale of its Piceance natural gas assets, located in northwestern Colorado, to Denver-based Caerus Oil and Gas LLC (Caerus).

BMO Capital Markets served as Encana’s financial advisor and Davis, Graham & Stubbs acted as Encana’s external legal counsel for the transaction. Evercore and TD Securities acted as financial advisors for Caerus and Vinson & Elkins and Thompson & Knight acted as legal counsel. Debt financing for Caerus was underwritten by TD Securities, J.P. Morgan and Wells Fargo Bank.

Encana Corporation

Encana is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing oil, natural gas liquids (NGLs) and natural gas. By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: Brendan McCracken Vice-President, Investor Relations (403) 645-2978 Patti Posadowski Sr. Advisor, Investor Relations (403) 645-2252	Media contact: Simon Scott Vice-President, Communications (403) 645-2526 Jay Averill Director, Media Relations (403) 645-4747

SOURCE: Encana Corporation

Encana Corporation

1